Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of July 29, 2010, by and between Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”), and Jeffrey F. Glajch, (the “Executive”).
     WHEREAS, the Company and the Executive desire amend and restate that certain Employment Agreement dated as of March 2, 2009 and enter into this Agreement to describe the employment relationship and obligations of the parties.
     NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual covenants herein contained, agree as follows:
1. Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue employment as the Company’s Vice President, Finance and Administration and Chief Financial Officer, upon the terms and conditions hereinafter set forth.
2. Duties.
          (a) The Executive shall have authority and responsibility for all aspects of the Company’s financial reporting and analysis, accounting and control systems, information technology and human resources and shall report directly to the Company’s President and Chief Executive Officer. The Executive shall perform such duties generally consistent with Executive’s title and as may from time to time be required of the Executive by the President and Chief Executive Officer or by the Board of Directors (the “Board”) of the Company. The Executive’s office shall be located at the Company’s principal place of business in Batavia, New York. The Executive agrees to travel to the extent reasonably necessary for the performance of his duties. The Executive shall devote his full time to the business and affairs of the Company and shall use his best efforts, skill and ability in performing his duties on behalf of the Company.
          (b) The Executive agrees that the Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Executive in any amount or amounts considered advisable, and that he shall have no right, title or interest therein. The Executive further agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance, provided such actions do not materially harm the Executive’s ability to otherwise obtain or retain personal life insurance.
3. Term.
          (a) Except as otherwise provided in this Agreement to the contrary, this Agreement shall be and remain in effect during the period of employment (the “Term”) established under this Section 3.
          (b) Except as provided in Section 3(c), beginning on the effective date of this Agreement, the Term shall be for one year and shall be automatically extended each day that this Agreement is in effect (such that while this Agreement is in effect the remaining Term shall never be less or greater than one year), unless either the Company, or the Executive, respectively, elects not to extend the Term further by giving written notice to the other party, in which case the Term shall end on the first anniversary of the date on which such written notice is given; provided, however, that in any event, the Term shall end on the last day of the month in which the Executive attains the age of 65.
          (c) Notwithstanding anything herein contained to the contrary, (i) this Agreement may be terminated during the Term as provided for herein and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Term upon such terms and conditions as the Company and the Executive may mutually agree upon.
     4. Base Compensation. As the base compensation for all services to be rendered by the Executive to the Company, the Company agrees to pay to the Executive, and the Executive accept, a salary at a rate of $216,300 per annum, payable in arrears in equal monthly installments of $18,025 each, subject to such deductions and withholdings as may be required by law. Periodically, the Board will review the salary of the Executive, taking into consideration such factors as the Executive’s performance and such other matters as it deems relevant and, in its discretion alone, may increase the salary of the Executive to such rate as the Board deems proper; provided that the Company shall in no event be required to grant any such increase.
     5. Incentive Compensation.
          (a) Bonus. The Executive shall be eligible to receive bonuses and awards under the Company’s bonus plans or arrangements as may be in effect from time to time, including the Company’s Annual Executive Cash Bonus Program, as may be from time to time determined by the Board or a committee thereof.
          (b) Long-Term Incentive Compensation. The Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to similarly situated executive officers of the Company in accordance with and subject to the terms of such plans, including the Company’s Annual Stock-Based Incentive Award Plan for Senior Executives, as may from time to time be determined by the Board of a committee thereof.
          (c) Other Compensation. The Company may, upon recommendation of the Board or a committee thereof, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.
     6. Benefits. During the term of this Agreement, the Company shall provide the following benefits to the Executive:

          (a) Medical. The Company will provide the Executive health coverage for himself and his family in accordance with the Company’s health and medical insurance plans, as the same may be in effect from time to time. The Executive shall be responsible for paying the employee portion of the premiums for such health and medical insurance plans.
          (b) Vacation. Executive shall be entitled to vacation in accordance with the Company’s general vacation policies and practices as may be in effect from time to time. For vacation policy purposes only, the Executive shall be credit with 15 years of service as of the date his employment with the Company commenced.
          (c) General Benefits. The Executive shall be entitled to participate in all employee benefit plans and arrangements of the Company that may be in effect from time to time and as may from time to time be made available to the other similarly situated executive officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
          (d) No Limitation of Company’s Rights. Nothing in this Section 6 shall be construed to limit or restrict the complete discretion of the Company to amend, modify or terminate any employee benefit plan or plans of the Company where such action generally affects plan participants or employees, including the Executive.
          (e) Insurance. The Company shall provide Executive with $2,500 per annum for the purpose of Executive procuring a term insurance policy that names such person(s) of Executive’s choosing as beneficiary(ies).
     7. Travel Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary travel and other expenses incurred or paid by the Executive in connection with the performance of his duties under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. However, the amount available for such travel and other expenses may be fixed in advance by the Company.
     8. Termination. This Agreement shall terminate prior to the Term expiration date, hereinabove set forth, in the event that the Executive shall die or the Board shall reasonably determine that the Executive has become disabled, or if the Executive’s employment shall be terminated for cause or without cause, as hereinafter provided.
          (a) Disability. The Board may determine that the Executive has become disabled, for purposes of this Agreement, in the event that the Executive shall fail, because of illness or incapacity, to render for three successive months, or for shorter periods aggregating three months or more in any period of twelve months, services of the character contemplated by this Agreement; and thereupon this Agreement and all rights of the Executive hereunder shall be deemed to have been terminated as of the end of the calendar month in which such determination is made.
          (b) For Cause. The Board may dismiss the Executive for cause in the event that it determines that there has been willful misconduct by the Executive in connection with the performance of his duties hereunder, or any other conduct on the part of the Executive which has been materially injurious to the Company; and thereupon this Agreement shall terminate effective upon the delivery to the Executive of 30-day written notice that the Board has made such determination. For purposes of this Agreement, “cause” shall be determined only by a good faith finding thereof by the Board, which shall afford the Executive the opportunity to appear before it prior to finalizing any such determination.
          (c) Without Cause. The Executive may resign without cause at any time upon 30 days’ written notice to the Company, in which event the Company’s obligation to compensate him ceases on the effective date of his termination except as to amounts due to him under Section 8(c)(i). In the event that the Company dismisses the Executive other than for cause, or if the Executive resigns because of a material breach of this Agreement by the Company (which Executive may do only if such breach remains materially uncured after the Executive has provided 30 days prior written notice to the Board), and the Executive’s dismissal or resignation qualifies as a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), then the Company shall provide to the Executive:

               (i) payment of the compensation due to him through the effective date of the termination of the Executive’s employment, within ten business days following such effective date of the termination of the Executive’s employment;
               (ii) continuation of the Executive’s salary for twelve months following the effective date of the termination of the Executive’s employment at the higher of the rate specified in Section 4 or the highest salary rate in effect for the Executive during the one-year period preceding the termination of his employment, which salary continuation shall be paid monthly in accordance with the Company’s regular payroll practices
               (iii) payment of any Accrued Bonus (as defined below), to be paid as soon as administratively practicable after the six-month anniversary of the effective date of the termination of the Executive’s employment. Accrued Bonus shall mean any amount of bonus with respect to any year prior to the year in which dismissal without cause occurs (“Prior Bonus Year”) calculable by applying the formula prescribed by the Company’s incentive compensation plan as it existed on December 31 of such Prior Bonus Year and employing in the application of such formula the goals, ratios and weighting percentages and other variable figures which the bonus plan calls for the Company’s Board or any committee thereof to determine annually (“Bonus Plan Variables”) which the Company’s Board of Directors or any committee thereof adopted for purposes of the bonus plan prior to December 31 of such Prior Bonus Year. Notwithstanding any other provision of this Section, no Accrued Bonus shall be payable pursuant to this Section 8© for any Prior Bonus Year with respect to which a bonus amount was paid to and accepted by the Executive.
               (iv) Notwithstanding anything to the contrary, to the extent that any payments under Section 8(c) are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service
          (d) In the event that the provisions of this Section 8(c) are triggered, the Executive shall resign from all offices and directorships of the Company and of all subsidiaries and affiliates of the Company, upon payment to the Executive of the amount referred to in Section 8(c)(i).
          (e) Release of Claims. The Company’s obligation to provide the payments under this Section 8 is conditioned upon the Executive’s execution of an enforceable release of all claims (and upon the expiration of all applicable rescission periods contained in such release) and his compliance with all provisions of this Agreement. If the Executive chooses not to execute such a release (or rescinds such release) or fails to comply with these provisions, then the Company’s obligation to compensate him ceases on the effective date of his termination except as to amount due to him under Section 8(c)(i).
          (f) Return of Confidential Documentation. Upon termination of his employment for any reason whatsoever, the Executive shall return to the Company all working papers, computer equipment, notebooks, strategic plans and other confidential documents and information, in any form whatsoever.

     9. Change in Control.
          (a) Continuation by Executive of Employment Pending Change in Control. In the event a person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps seeking to effect a Change in Control (as hereinafter defined), the Executive agrees that he will not voluntarily leave the employ of the Company, and will render the services contemplated in this Agreement, until such person has either abandoned or terminated his or its efforts to effect a Change in Control or until three months after a Change in Control has occurred.
          (b) Post-Change in Control Termination Benefits. In addition to the benefits otherwise payable to the Executive (other than Sections 8(c)(ii) and (iii)) pursuant to this Agreement, upon the event of a Termination (as hereinafter defined) of the Executive’s employment with the Company within two years after a Change in Control
               (i) The Company will pay to the Executive as compensation for services rendered to the Company a lump sum (subject to any applicable payroll or other taxes required to be withheld) in an amount equal to (i) one dollar less than three times the Executive’s annualized tax-includable compensation, including bonus compensation, for the five most recent taxable years ending before the date of the Change in Control; or (ii) if the Executive was employed by the Company for less than five years, one dollar less than three times the Executive’s annualized tax includable compensation including bonus compensation for the period during which the individual was continuously employed by the Company and ending on the date of the Change in Control of the Company. The payment shall be made as soon as administratively practicable after the six-month anniversary of the effective date of the termination of the Executive’s employment. In the event the Executive dies prior to receiving the lump sum payment, but following the occurrence of any event requiring the Company to make the payment required by this Section 9(b)(i), the payment provided for by this Section 9(b)(i) shall be paid to the Executive’s estate as soon as administratively practicable after the date of the Executive’s death. The payment under this Section 9(b)(i) shall be made in lieu of the payments provided for by Sections 8(c)(ii) and (iii).
               (ii) The Company shall accelerate and make immediately exercisable in full any unvested stock options or shares of restricted stock that the Executive then holds. Accelerated stock options shall be exercisable by the Executive in accordance with their terms.
               (iii) The Company shall pay and provide to the Executive (or, in the event of his death, to his estate) as soon as administratively practicable after the six-month anniversary of the effective date of the termination of the Executive’s employment (or, in the event of his death, as soon as administratively practicable after the date of his death), a lump sum payment in an amount equal to the excess, if any, of:
                    (1) the value of the aggregate benefits to which he would be entitled under any and all qualified and non-qualified defined contribution pension plans maintained by, or covering employees of, the Company if he were 100 percent vested thereunder, such benefits to be determined as of the date of termination of employment; or
                    (2) the value of the benefits to which he is actually entitled under such defined contribution pension plans as of the date of his termination.
               (iv) The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, nor shall any payments under this Agreement be reduced on account of any compensation, benefits or service credits for benefits from any employment that the Executive may obtain following his Termination.
               (v) The Company’s obligation to provide the payments under this Section 9(b) is conditioned upon the Executive’s execution of an enforceable release of all claims (and upon the expiration of all applicable rescission periods contained in such release) and his compliance with all provisions of this Agreement. If the Executive chooses not to execute such a release (or rescinds such release) or fails to comply with these provisions, then the Company’s obligation to compensate him ceases on the effective date of his termination except as to amount due to him under Section 8(c)(i).
     (c) Definitions.
          (i) For the purposes of this Agreement, the term “Change in Control” shall mean:
               (1) any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any subsidiary, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 30 percent or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors;
               (2) individuals who constitute the Board on the effective date of this Agreement (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof (or a majority of the Board as then constituted), provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
               (3) the closing of a reorganization, merger or consolidation of the Company, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than three-quarters of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors;
               (4) the closing of a sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary; or
               (5) the complete liquidation and dissolution of the Company.
          (ii) For the purposes of this Section 9, the term “Termination” shall mean termination by the Company of the employment of the Executive with the Company (including its subsidiaries) for any reason other than death, disability or cause (as defined herein), or resignation of the Executive, that qualifies as a “separation from service” for purposes of Section 409A, upon the occurrence of either of the following events:

               (1) A change in the nature or scope of the Executive’s authority from that prior to a Change in Control, a reduction in the Executive’s total compensation (including all and any base compensation, bonuses, incentive compensation and benefits of any kind or nature whatsoever) from that prior to a Change in Control, or failure of the Company to make any increase in compensation to which the Executive may be entitled under any employment agreement, or a change requiring the Executive to perform services other than in Batavia, New York or in any location more than thirty miles distant from Batavia, New York by road, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; or
               (2) A reasonable determination (as defined below) by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his position.
          (iii) Termination of employment by the Executive in his “reasonable determination” shall mean termination based on:
               (1) subsequent to a Change in Control of the Company, and without the Executive’s express written consent, the assignment to him of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in the Executive’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the Executive from or any failure to re-elect him to any of such positions, except in connection with the termination of his employment for cause, disability or retirement or as a result of his death or by the Executive other than in a reasonable determination; or
               (2) subsequent to a Change in Control of the Company, a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure of the Company to make an increase in compensation to which the Executive may be entitled under any employment agreement; or
               (3) subsequent to a Change in Control of the Company, a failure by the Company to continue any bonus plans in which the Executive is presently entitled to participate (the “Bonus Plans”) as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue the Executive as a participant in the Bonus Plans on at least the same basis as he presently participates in accordance with the Bonus Plans; or
               (4) subsequent to a Change in Control of the Company, the failure by the Company to continue in effect (subject to such changes as may be required by law from time to time) any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the Executive is participating at the time of Change in Control of the Company (or plans providing him with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide him with the number of paid vacation days to which he is then entitled in accordance with the Company’s normal vacation policy in effect on the date hereof; or

               (5) prior to a Change in Control of the Company, the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 17.
     (d) Golden Parachute Limitation.
          (i) In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment by the Company under this Section 9(d) to or for the benefit of the Executive would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the total amount of all payments under this Section 9(d) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 9(d), the “Reduced Amount” shall be the amount that maximizes the total amount of the payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code.
          (ii) If the Auditors determine that any payment under this Section 9(d) would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Executive may then elect, in his sole discretion, which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall advise the Company in writing of his election within ten days of receipt of notice. If no such election is made by the Executive within such ten-day period, then the Company may elect which and how much of the payments under this Section 9(d) shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Auditors under this Section 9(d) shall be binding upon the Company and the Executive and shall be made within 60 days of the date when a payment becomes payable.
As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.
          (e) Notwithstanding anything to the contrary, to the extent that any payments under Section 9 are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service

     (10) Covenants of Executive. The Executive acknowledges that: (i) the business of the Company and its affiliates, as currently conducted and as conducted from time to time throughout the term of this Agreement (collectively, the “Business”), is conducted by and is proposed to be conducted by the Company on a world-wide basis (the “Company’s Market”); (ii) the Business involves providing design, engineering and manufacture of certain vacuum and heat transfer equipment, including but not limited to steam condensers, steam jet ejectors, shell and tube heat exchangers, plate and frame heat exchangers, Heliflow heat exchangers, liquid ring vacuum pumps and rotary piston pumps; (iii) the Company has developed trade secrets and confidential information concerning the Business; and (iv) the agreements and covenants contained in this Section 10 are essential to protect the Business. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:
          (a) Agreement Not To Compete. For a period of 18 months after the termination of Executive’s employment with the Company for any reason (such period of time hereinafter referred to as the “Restricted Period”), neither the Executive nor any entity of which 20 percent or more of the beneficial ownership is held by the Executive or a person related to the Executive by blood or marriage (“Controlled Entity”) will, anywhere in the Company’s Market, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, member manager, employee or otherwise any business which competes in the Company’s Market with the Business, without the prior written consent of the Company. Notwithstanding any other provisions of this Agreement, the Executive may make a passive investment in any publicly-traded company or entity in an amount not to exceed five percent of the voting stock of any such company or entity.
          (b) Agreement Not To Interfere in Business Relationships.
               (i) During the Restricted Period, neither the Executive nor any Controlled Entity will directly or indirectly solicit, induce or influence any customer, or any other person which has a business relationship with the Company or any affiliate, or which had on the date of this Agreement such a relationship with the Company or any affiliate, to discontinue or reduce the extent of such relationship with the Company or any affiliate in the Company’s Market.
               (ii) During the Restricted Period, neither the Executive nor any Controlled Entity will (1) directly or indirectly recruit, solicit or otherwise induce or influence any stockholder or employee of the Company or any of its affiliates to discontinue such employment or other relationship with the Company or any affiliate, or (2) employ or seek to employ, or cause any business which competes in the Company’s Markets to employ or seek to employ for any reason, any person who is then (or was at any time within six months prior to the date the Executive or such business employs or seeks to employ such person) employed by the Company or any affiliate without the prior written consent of the Company.
          (c) Confidentiality. During the Restricted Period, neither the Executive nor any Controlled Entity will directly or indirectly disclose to anyone, or use or otherwise exploit for the Executive’s or any Controlled Entity’s own benefit or for the benefit of anyone other than the Company, any confidential information, including, without limitation, any confidential “know-how”, trade secrets, customer lists, details of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans and new personnel acquisition plans of the Company or any affiliate related to the Business or any portion or phase of any scientific, engineering or technical information, design, process, procedure, formula, improvement, discovery, invention, machinery or device of the Company or any affiliate, whether or not in written or tangible form (all of the preceding is hereinafter referred to as “Confidential Information”). The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public or the Company’s competitors other than as a result of a disclosure by the Executive or a Controlled Entity or any agent or other representative thereof. Neither the Executive nor any Controlled Entity shall have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure is required by law, or determined in good faith by the Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive or the Controlled Entity concerned shall provide the Company with prompt advance written notice of such requirement so that the Company may seek an appropriate protective order. It is understood that in any new employment, the Executive may use his ordinary skill and non-confidential knowledge, even though said skill and non-confidential knowledge may have been gained at the Company. The Executive’s obligations under this Section 10(c) shall be in addition to, not in substitution for, any common law fiduciary duties the Executive has to the Company regarding information acquired during the course of his employment.
          (d) Intellectual Property. The Executive shall communicate to the Company full information concerning all inventions, improvements, discoveries, formulas, processes, systems of organization, management procedures, software or computer applications (hereinafter, collectively, “Intellectual Property”) made or conceived by him either solely or jointly with others while in the employ of the Company, whether or not perfected during his period of employment and which shall be within the existing or contemplated scope of the Company’s business during his employment. The Executive will assist the Company and its nominees in every way at the Company’s expense in obtaining patents for such Intellectual Property as may be patentable in any and all countries and the Executive will execute all papers the Company may desire and assignments thereof to the Company or its nominees and said Intellectual Property shall be and remain the property of the Company and its nominees, if any, whether patented or not or assigned or not.
          (e) Survival of Covenants. In the event of a termination of this Agreement, the covenants and agreements contained in this Section 10 and in Section 9 and Sections 12 through 20 shall survive, shall continue thereafter, and shall not expire unless and except as expressly set forth in this Section.
          (f) Remedies. The parties to this Agreement agree that (i) if either the Executive or any Controlled Entity breaches any provision of this Section 10, the damage to the Company and its affiliates will be substantial, although difficult to ascertain, and money damages will not afford an adequate remedy, and (ii) if either the Executive or any Controlled Entity is in breach of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled in its own right and/or on behalf of one or more of its affiliates, in addition to all other rights and remedies as may be available at law or in equity, to (1) injunctive and other equitable relief to prevent or restrain a breach of this Agreement and (2) may require the breaching party to pay damages as the result of any transactions constituting a breach hereof.
     (11) Indemnification of Executive. In the event the Executive is terminated for any reason, (a) the Company will hold harmless and indemnify the Executive for all third party claims, actions or other proceedings against the Executive initiated either prior to the termination of employment or thereafter which relate to duties performed in good faith by the Executive while employed by the Company; and (b) the Company will retain the Executive as named insured under any directors’ and officers’ insurance policies it may have, for acts of the

Executive during the time he served as an officer of the Company. Additionally, all reasonable legal and other costs incurred by the Executive to defend himself will be paid by the Company, as the Executive is billed for such costs, within ten days of periodic submission to the Company of statements of charges of attorneys and statements of other expenses incurred by the Executive in connection with such defense.
     (12) Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
     (13) Notice. Any and all notices provided for herein shall be in writing and shall be physically delivered or mailed by registered or certified mail, return receipt requested to the parties at their respective addresses set forth hereinabove. Either party may from time to time designate a different address for notices to be sent to such party by giving the other party due notice of such different address.
     (14) Modification and Assignment. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto. This Agreement and all of its terms and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, including but not limited to any corporation or other entity with or into which the Company is merged or consolidated or any other successor of the Company. The Executive agrees that he will not and may not assign, transfer or convey, pledge or encumber this Agreement or his right, title or interest therein, or his power to execute the same or any monies due or to become due hereunder, this Agreement being intended to secure the personal services of the Executive, and the Company shall not recognize any such assignment, transfer, conveyance, pledge or encumbrance.
     (15) Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the County of Monroe, State of New York or the Federal District Court for the Western District of New York located in Monroe County, New York and the parties hereby consent to the personal jurisdiction and venue of said courts.
     (16) Prior Agreements. This Agreement shall supersede any prior employment agreement, arrangement or understanding between the Company and the Executive, without limitation, and shall be effective from the date specified hereinabove.
     (17) Business Combinations. In the event of any sale, merger or any form of business combination affecting the Company, including without limitation the purchase of assets or any other form of business combination, the Company will obtain the express written assumption of this Agreement by the acquiring or surviving entity from such combination, and failure of the Company to obtain such an assumption will constitute a breach of this Agreement, entitling the Executive to all payments and other benefits to be provided in the event of termination without cause provided in Section 9(c).
     (18) Section 409A. This Agreement is intended to comply with Section 409A to the extent its provisions are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service, taking into account any limitations on amendments imposed by Section 409A or Internal

Revenue Service guidance. The parties further agree that to the extent the terms of this Agreement fail to qualify for exemption from or satisfy the requirements of Section 409A, this Agreement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances the Company and the Executive will administer the Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.
     (19) Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.
     (20) Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein. If any court determines that any provision of Section 10 hereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
     (21) Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be an original.
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[Signature page to Jeffrey Glajch Employment Agreement]
          IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the day and year first above written.

GRAHAM CORPORATION
By:
	Name:	James R. Lines
	Title:	President and Chief Financial Officer

Jeffrey Glajch

STATE OF NEW YORK	)
) ss.:
COUNTY OF MONROE	)
     On this ___ day of July, 2010, before me personally came James R. Lines, to me known, who, being by me duly sworn did depose and say that the above-named person resides in Lancaster, New York, that said person is the President and the Chief Executive Officer of Graham Corporation, the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.

Notary Public

[Notary Stamped]

STATE OF NEW YORK	)
) ss.:
COUNTY OF MONROE	)
     On the ___ day of July, 2010, before me came Jeffrey Glajch, who, being by me duly sworn did depose and say that the above-named person resides in                     , New York, and such person proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the above agreement and acknowledged to me that he executed the same in his individual.

Notary Public

[Notary Stamped]